Exhibit 10.3

ADDENDUM TO THE JOINT VENTURE AGREEMENT FOR AI DATA

CENTERS PROJECTS DATED JANUARY 22, 2026

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January 28, 2026

Index to the Addendum to the Joint Venture Agreement

1.	Preamble and Recitals 1.1. Identification of the Parties 1.2. Reference to the original Joint Venture Agreement dated January 22, 2026 1.3. Purpose of the Addendum

2.	Incorporation of New Projects into the JVA
2.1. Included Projects:
• DC VILLASEQUILLA AI 600 MW (Spain)
• DC TOMELLOSO AI 450 MW (Spain)
• DC TOCUMEN AI 1,000 MW (Panama)
2.2. Current status of development and land negotiations
2.3. Maximum timeframe for land consolidation: three (3) months from the execution of this Addendum

3.	Ownership Vehicles (SPVs) and Transfers to DC Cayman
3.1. Interim SPV for Spanish projects under DC ESTATE SOLUTIONS SL
3.2. Incorporation of definitive SPVs:
• DC VILLASEQUILLA SL
• DC TOMELLOSO SL
3.3. Local SPV in Panama:
• BDC Panamá SA → incorporation of DC TOCUMEN SA
3.4. Timeframes and obligations for incorporation and transfer to DC Cayman

4.	Specific Commercial Terms for the New Projects
4.1. Monthly compensation payable to BAIF and activation conditions
4.2. Pledges and resolutory conditions mirroring the mechanisms of the original JVA
4.3. Integration into the agreed monthly payment schedule
4.4. Relationship with the SPA mechanism and resolutory conditions under the original JVA

5.	Issuance of Additional Shares in Favor of EDGM Cayman 5.1. Number of fully vested shares and timing of issuance 5.2. Relationship with the original issuance of 250 million shares

6.	Financing and Development Obligations 6.1. Inclusion of development costs for the new projects within the original JVA pipeline 6.2. Maintenance of obligations and rights under the original JVA

7.	Execution of a Complementary Private SPA and Notarization
7.1. Timeframe for execution of the private SPA between the Parties
7.2. Requirement to notarize within thirty (30) days (subject to SPV incorporation)

8.	Suspensive and Substitutive Conditions Linked to Land and SPVs
8.1. Suspensive condition for the activation of monthly payments
8.2. Substitution of projects in the event land lease agreements are not executed
8.3. Substitution timeframes and obligations (three (3) months)

9.	Integration Clause and Application of the Original JVA Terms
9.1. Confirmation of the validity of all terms, conditions and mechanisms of the original JVA with respect to the new projects and SPVs
9.2. Exception for changes expressly set forth in this Addendum
9.3. Joint interpretation of the Addendum and the original JVA

10.	Final Provisions 10.1. Term and effects of the Addendum 10.2. Execution and governing jurisdiction

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ARTICLE 1. PREAMBLE AND RECITALS

1.1. Parties

This addendum (the “Addendum”) is entered into as of January 28, 2026, by and between:

(i) BLACKBERRY AIF, S.L., a company duly incorporated under the laws of Spain, with registered office at C/ Virgen de Luján nº 48, ground floor right, 41011 Seville, Spain (hereinafter, “BAIF”);

(ii) EDGEMODE, INC., a corporation duly incorporated under the laws of the State of Nevada (USA) (“EDGM”), with the financial capacity to provide the resources required for the acquisition of equity interests in special purpose vehicles (SPVs) and to finance the development of the projects up to the Ready To Build (“RTB”) stage, and with a strategic interest in participating in the co-acquisition, co-development and co-sale of such projects, in collaboration with BAIF, in order to share risks, responsibilities and benefits on an equitable basis; and

(iii) DC ESTATE SOLUTIONS CAYMAN LIMITED, a company duly incorporated under the laws of the Cayman Islands, with registered office at PO Box 10338, Anchor Works, 4th Floor, 13 Genesis Close, Grand Cayman, KY1-1003, Cayman Islands (hereinafter, “DC Cayman”).

BAIF, EDGM and DC Cayman may be referred to collectively as the “Parties”, and individually as a “Party.”

1.2. Reference to the Principal Agreement

The Parties acknowledge that, on January 22, 2026, they entered into a Joint Venture Agreement for AI Data Centers Projects (the “Original JVA”), the purpose of which is to govern the formation, organization, governance, financing, development and disposition of certain data center projects intended for artificial intelligence, including the rights, obligations, incentives, guarantees, equity reversion mechanisms and other effects arising from such contractual relationship.

1.3. Purpose of the Addendum

The purpose of this Addendum is to introduce into the Original JVA certain new development projects (in addition to those originally included), to establish the mechanisms for the incorporation and assignment of such new projects to the joint vehicle DC Cayman, and to determine the additional and complementary commercial terms and conditions that shall govern the relationship between the Parties with respect to such projects, without altering, except as expressly provided herein, the terms, conditions and agreements already set forth in the Original JVA, which shall remain fully valid, binding and applicable.

1.4. Effect of the Addendum

The Parties acknowledge that this Addendum is incorporated into the Joint Venture Agreement for AI Data Centers Projects dated January 22, 2026 (the “Original JVA”), and that all provisions, terms, rights, obligations and mechanisms contained in the Original JVA shall remain in full force and effect, except as expressly modified or supplemented by this Addendum.

For all purposes, this Addendum and the Original JVA shall be interpreted jointly and in a complementary manner, in accordance with the provisions set forth in ARTICLE 9 of this Addendum.

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ARTICLE 2. INCORPORATION OF NEW PROJECTS INTO THE JVA

2.1. Included Projects

For the purpose of supplementing and expanding the scope of the Joint Venture Agreement for AI Data Centers Projects entered into on January 22, 2026 (the “Original JVA”), the Parties agree to incorporate the following new artificial intelligence data center development projects (the “New Projects”):

a) DC VILLASEQUILLA AI 600 MW, to be developed in Spain;
b) DC TOMELLOSO AI 450 MW, to be developed in Spain;
c) DC TOCUMEN AI 1,000 MW, to be developed in the Republic of Panama.

The New Projects shall be deemed incorporated into the scope of the Original JVA and shall be subject to its terms and conditions, except as expressly modified or supplemented by this Addendum.

2.2. Current Status of Development and Land Negotiations

The Parties acknowledge that, as of the date of execution of this Addendum, development activities for the New Projects have commenced, including preliminary technical analyses and planning activities. However, negotiations aimed at consolidating the land required for each of the New Projects have not yet been completed.

The participation of BAIF in such negotiations is essential for the initial advancement of each project and forms part of the preparatory process required to achieve subsequent development milestones, including the obtaining of administrative permits and the incorporation of the corresponding project companies (“SPVs”).

2.3. Land Consolidation Period

The Parties agree that the consolidation of the land required for the development of each of the New Projects shall be completed within a maximum period of three (3) months from the date of execution of this Addendum (the “Consolidation Period”).

For these purposes, land consolidation shall include the execution of lease agreements, assignment agreements, purchase agreements or any equivalent title that allows the effective use of the land by the corresponding SPVs for the development of the respective New Projects.

In the event that, for reasons beyond BAIF’s control, the land agreements are not executed within the Consolidation Period, the Parties shall refer to the provisions of ARTICLE 8 of this Addendum (Suspensive and Substitutive Conditions), without prejudice to the application of the other obligations and mechanisms set forth in the Original JVA and in this Addendum.

ARTICLE 3. OWNERSHIP VEHICLES (SPVs) AND TRANSFERS TO DC CAYMAN

3.1. Temporary SPV for Spanish projects under DC ESTATE SOLUTIONS SL.

In order to ensure the initial ownership of the rights over the land and the development activities for the DC VILLASEQUILLA AI 600 MW and DC TOMELLOSO AI 450 MW projects, BAIF declares that, at the time of signing this Addendum, such projects shall be temporarily registered as assets of DC ESTATE SOLUTIONS SL, a Spanish commercial company with Tax ID B-22651194 and registered office at C/ Virgen de Luján No. 48 lower right, 41011 Seville, Spain (hereinafter, the “Spanish Temporary SPV”).

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For the avoidance of any doubt, it is expressly agreed that the “Spanish Temporary SPV” shall have only limited and specific rights, consisting of:

a) The legal and administrative consolidation of the land and rights related to the DC VILLASEQUILLA AI 600 MW and DC TOMELLOSO AI 450 MW projects, including the execution of preparatory agreements, technical analyses, permits management, and preliminary procedures necessary to advance the development of the projects.

b) The ownership of the rights to the aforementioned projects solely for the purposes set forth in this ARTICLE 3 and until the definitive SPVs contemplated in Section 3.2 are established.

c) The Spanish Temporary SPV shall not have the authority to distribute profits, make binding decisions on behalf of the Joint Venture Company, enter into agreements outside the scope of land consolidation, or incur expenses or obligations that are not directly related to the preparation of the land agreements or the establishment and transfer of the Definitive SPVs, unless it has the prior written authorization of DC Cayman and BAIF.

d) All acts and rights exercised by the Spanish Temporary SPV must comply with the governance, control, and accountability mechanisms established in the Original JVA and this Addendum, and BAIF shall be responsible for ensuring that the actions of the Spanish Temporary SPV are consistent with such mechanisms.

The Spanish Temporary SPV shall hold title to the rights over the Spanish projects until the definitive intermediary companies described in Section 3.2 are established, at which time the Spanish Temporary SPV shall assign those rights to the corresponding definitive SPVs for their subsequent transfer to DC ESTATE SOLUTIONS CAYMAN (“DC Cayman”), in accordance with this Addendum and the Original JVA.

3.2. Establishment of Definitive SPVs for Spanish projects.

BAIF undertakes to incorporate, within a maximum period of three (3) months from the date of execution of this Addendum, the following project entities (hereinafter, the “Spanish Definitive SPVs”):

a) DC VILLASEQUILLA SL, as a Spanish commercial company that will hold the rights to the DC VILLASEQUILLA AI 600 MW project; and

b) DC TOMELLOSO SL, as a Spanish commercial company that will hold the rights to the DC TOMELLOSO AI 450 MW project.

The establishment of the Spanish Definitive SPVs shall include the proper registration with the corresponding Mercantile Registry, the provision of corporate bylaws, and other acts necessary for their full operability. BAIF shall transfer full title and rights of each project to its corresponding Definitive SPV within the same three (3) month period.

Once the Spanish Definitive SPVs are established and operational, BAIF shall proceed to assign to DC Cayman the economic, managerial, and ownership rights of such Spanish Definitive SPVs in accordance with this Addendum and the procedure set forth in the Original JVA and its complementary SPA.

3.3. Local SPV for the Panama project.

With respect to the DC TOCUMEN AI 1000 MW project, BAIF declares that, as an intermediate control vehicle, there is an entity in formation under the name BDC Panamá SA, whose registration with the Public Registry of Panama is pending, and which shall hold the initial rights to the Tocumen project.

Within a maximum period of three (3) months from the date of execution of this Addendum, BAIF and/or the intermediate SPV BDC Panamá SA shall incorporate a Panamanian project company named DC TOCUMEN SA (hereinafter, the “Panama Definitive SPV”), through which the rights to the DC TOCUMEN AI 1000 MW project shall be fully held.

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Once the Panama Definitive SPV is established and fully operational, BAIF shall undertake to assign to DC Cayman all economic, managerial, and ownership rights of said Panama Definitive SPV, in accordance with the provisions of this Addendum and the applicable provisions of the Original JVA and the complementary SPA agreed upon by the Parties.

3.4. Deadlines and Obligations for Formation and Transfer to DC Cayman.

a) The Parties agree that the formation of the Definitive SPVs (both Spanish and Panamanian) shall be completed within a maximum period of three (3) months from the execution date of this Addendum.

b) BAIF shall be responsible for obtaining all authorizations, registry filings, certifications, corporate bylaws, and other legal requirements necessary for the operational readiness of each Definitive SPV within the time period set forth.

c) Once each Definitive SPV is fully incorporated and operational, BAIF shall execute the irrevocable and full assignment of shareholding interests, economic rights, and management rights to DC Cayman, in accordance with the provisions of the Original JVA, this Addendum, and the complementary SPA agreed between the Parties.

d) The transfer of the Definitive SPVs to DC Cayman shall be subject to the same termination conditions, pledges, guarantees, and security mechanisms that apply to the original SPVs incorporated into the Original JVA, in order to ensure operational, financial, and security consistency among all projects subject to the Original JVA and this Addendum.

ARTICLE 4. SPECIFIC COMMERCIAL TERMS FOR THE NEW PROJECTS

4.1. Monthly Compensation to BAIF and Activation Conditions.

In order to recognize the efforts and commitments assumed by BAIF in relation to the development of the New Projects subject to this Addendum, EDGM, through DC Cayman, undertakes to pay BAIF a monthly compensation of USD 100,000 (one hundred thousand United States dollars) per month, for a minimum period of twenty-four (24) months counted from the billing start date.

The monthly compensation set forth in this Article shall be automatically activated as of April 1, 2026. The commencement of payments pursuant to this Section shall not limit BAIF’s obligation to continue with the necessary actions to formalize such agreements and to incorporate the SPVs as established in ARTICLE 8 of this Addendum.

The monthly payments provided in this Article shall be independent and additional to the monthly amounts of USD 125,000 agreed in the Original JVA in respect of pledge and release of pledge of the original SPVs, provided that such amounts remain in effect.

4.2. Pledges and Termination Conditions Replicating the Mechanisms of the Original JVA.

The Parties agree that, for purposes of the New Projects, the pledge, termination condition, guarantee, and enforcement mechanisms provided in the Original JVA and in the complementary sale and purchase agreement (SPA) resulting from this Addendum shall be fully replicated.

Accordingly, the SPVs corresponding to the New Projects shall be pledged and subject to termination conditions in accordance with the terms, procedures, and effects established in the Original JVA, including — without limitation — the mechanisms of:

a) Pledge of equity interests (pledge of shares or membership interests);

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b) Termination condition linked to compliance with payment obligations;

c) Proportional reversion of interests in the event of uncured breach within cure periods; and

d) Enforcement of guarantees secured by agreed instruments.

The effects, requirements, security priorities, and enforcement procedures set forth in the Original JVA shall be equally applicable to the SPVs of the New Projects, without prejudice to any additional conditions expressly agreed in this Addendum.

4.3. Integration into the Agreed Monthly Payment Schedule.

The monthly payment obligations arising from this Addendum, including the compensations in favor of BAIF, shall be integrated into the monthly payment schedule agreed under the Original JVA, such that:

a) Each monthly compensation payment for the New Projects shall be invoiced and paid within the general framework of the financial obligations of EDGM or its affiliates to the Joint Venture Company;

b) Such payments shall be managed by DC Cayman with the same periodicity and payment procedures as provided in the Original JVA, respecting the timelines, formats, and transfer mechanisms previously established; and

c) The inclusion of the New Projects in the schedule shall not, by itself, affect or modify the rights, allocation percentages, or audit mechanisms stipulated in the Original JVA, except as expressly modified by this Addendum.

4.4. Relationship with the SPA Mechanism and Termination Conditions of the Original JVA.

This Addendum does not modify or replace the sale and purchase agreement (SPA) mechanism provided in the Original JVA; on the contrary:

a) The SPVs corresponding to the New Projects shall be subject to the execution of a complementary private SPA between the Parties, which shall be elevated to a public instrument in the terms and time periods agreed in this Addendum (see ARTICLE 7) and with the same essential sale and pledge conditions as the original SPVs;

b) The complementary SPA shall incorporate the SPVs of the New Projects with the same termination condition, guarantee mechanisms, and pledge. as established for the original SPVs in the Original JVA and its annexes, except as expressly provided in this Addendum;

c) The guarantees, conditions precedent, payment obligations, and consequences of default related to the New Projects shall be governed in accordance with the provisions of the Original JVA, except for the additional payment activation conditions set forth in this Addendum.

ARTICLE 5. OPTION ON ADDITIONAL SHARES (STOCK OPTION GRANT) IN FAVOR OF BAIF

5.1. Grant of Stock Option for New Projects.

On account of the incorporation of the New Projects into the subject matter of the Joint Venture Agreement for AI Data Centers Projects dated January 22, 2026 (the “Original JVA”), Edgemode, Inc., a corporation organized under the laws of the State of Nevada (U.S.) (hereinafter, “EDGM” or the “Company”), hereby grants to BAIF (through EMM International Investment Ltd. or such holder designated in writing by BAIF) a non-qualified stock option to acquire up to one hundred fifty million (150,000,000) ordinary shares of EDGM (“Option Shares”), under the terms of this Article and in accordance with the provisions of the original Stock Option Grant dated January 22, 2026.

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Such option is granted as part of the compensation and incentives agreed between the Parties for the execution of this Addendum and the inclusion of the New Projects, and does not, by itself or by implication, constitute a promise of employment, provision of services, or any benefit other than the right agreed to acquire Option Shares on the terms set forth herein.

5.2. Full Vesting and Exercisability of the Option.

The option to acquire the 150,000,000 Option Shares shall be fully vested and exercisable in full as of the date of this Stock Option Grant, without any additional vesting or service requirement. This means that BAIF may exercise, in whole or in part, the option to acquire the Option Shares at any time during the term of the option as set forth in this Addendum and the applicable exercise documentation.

For purposes of this Article, “fully vested” means that the option is not subject to any vesting schedules, waiting periods, or performance conditions limiting its exercisability at the time of grant.

5.3. Exercise Price and Conditions of Exercise.

The exercise price (“Option Price”) applicable to the Option Shares subject to this grant shall be the same as that agreed in the original Stock Option Grant for the first 250,000,000 shares, namely USD $0.02 per share, unless the Parties agree in writing to a different value in a separate instrument from this document.

The option may be exercised in accordance with the procedures, payment methods, applicable law compliance conditions, and other notification and exercise requirements established in the Stock Option Grant instrument to be agreed between EDGM and EMM International Investment Ltd. (or its designated assignee) as an integral part of this Addendum.

5.4. Term of the Option.

Unless otherwise agreed between the Parties, the term of the option to acquire the Option Shares shall be the same term agreed for the option issued in the original Stock Option Grant dated January 22, 2026, including any extensions due to events of default defined in that instrument, such that the option remains exercisable until expiration in accordance with the rules established therein.

5.5. Relationship to the 250,000,000 Shares Initially Granted.

The 150,000,000 Option Shares granted pursuant to this Article constitute an additional and independent stock option grant from the one made under the Original JVA dated January 22, 2026 for 250,000,000 shares. Such issuances shall be considered separately and treated independently in the corporate and accounting records of EDGM, without prejudice to or alteration of the conditions, rights, or privileges originally granted under that initial Stock Option Grant.

ARTICLE 6. FINANCING AND DEVELOPMENT OBLIGATIONS

6.1. Inclusion of Development Costs for the New Projects Within the Pipeline of the Original JVA.

The Parties agree that all development costs associated with the New Projects incorporated by this Addendum (DC VILLASEQUILLA AI 600 MW, DC TOMELLOSO AI 450 MW, and DC TOCUMEN AI 1000 MW) shall be fully included in the financing and development obligations flow contemplated in the Joint Venture Agreement for AI Data Centers Projects dated January 22, 2026 (“Original JVA”), and its corresponding Annexes.

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To this effect:

a) EDGM, through DC ESTATE SOLUTIONS CAYMAN LIMITED (DC Cayman), shall assume responsibility for financing the development costs of such New Projects in the same manner, structure and procedures as the development costs of the five original projects incorporated into the Original JVA. This includes, without limitation, expenses for permits, technical studies, licenses, agent fees and any other justifiable development cost up to the Ready To Build (“RTB”) phase and for subsequent advancements as agreed in the Original JVA and its annexes.

b) The development costs of the New Projects shall be recorded and managed through the budgeting, disbursement, transparency and financial audit mechanisms applicable under the Original JVA.

c) The documentation, substantiation, submission and approval of development costs shall follow the same delivery, verification and acceptance requirements as those required under the Original JVA for the original projects, including technical reports, supplier certifications and any other required evidence.

d) Any additional financing, bridge loans, structured credit lines, or financial instruments negotiated specifically for the New Projects shall be subject to the unanimous approval of the Partners’ Committee/Joint Committee under the terms of the Original JVA.

6.2. Maintenance of Obligations and Rights under the Original JVA.

Except as expressly modified by this Addendum, all obligations, rights, incentives, guarantees, pledge mechanisms, termination conditions, reversion mechanisms for equity interests and other contractual effects provided in the Original JVA shall remain fully in force and applicable to the New Projects, on the same terms and with the same scope:

a) BAIF shall retain the obligations for management, technical coordination and operational oversight of the New Projects under the same terms and in accordance with the same standards of professional diligence required in the Original JVA for the original projects.

b) EDGM shall retain its financing obligations to the extent and in the scope derived from the development costs of the New Projects, including cash payments, capital contributions, structured financing, and any other financial commitment established in the Original JVA.

c) All control procedures, decision-making processes, profit distribution, progress monitoring, Ready To Build (RTB) verification, and other governance mechanisms of the Joint Venture Company shall apply to the New Projects in accordance with the provisions of the Original JVA and this Addendum.

d) In the event of discrepancies, interpretative conflicts or any other issues affecting the joint application of the Original JVA and this Addendum, the Parties shall be subject to the interpretation, dispute resolution and arbitration mechanisms set forth in the Original JVA, and subsidiarily to those agreed in this Addendum to resolve such matters.

This ensures that the inclusion of the New Projects does not alter in isolation the obligations and rights already agreed, but rather that these extend coherently and uniformly to the New Projects within the framework of the Joint Venture.

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ARTICLE 7. EXECUTION OF COMPLIMENTARY PRIVATE SPA AND ELEVATION TO PUBLIC INSTRUMENT

7.1. Deadline for Execution of the Private SPA Between the Parties.

The Parties agree that, following the execution of this Addendum, they shall negotiate and finalize a Private Share Purchase Agreement (“Private SPA”) that will include the SPVs relating to the New Projects (DC VILLASEQUILLA SL, DC TOMELLOSO SL and DC TOCUMEN SA) and the economic and operational terms agreed among them.

The Private SPA shall be fully drafted, negotiated and executed by all interested Parties within a maximum period of thirty (30) days from the date of execution of this Addendum, unless the Parties agree in writing to extend such period for justified reasons.

The Private SPA shall govern, among other matters, the transfer of equity interests, the economic terms of sale, delivery and payment obligations, warranties, conditions precedent and any other condition necessary for the effective transfer of the interests subject to such Private SPA in accordance with the agreements reached between the Parties and the Original JVA.

7.2. Condition for Elevation to Public Deed Within 30 Days (Linked to SPV Formation).

The condition for elevation to a public deed shall be deemed satisfied if the Private SPA is executed before a notary public within the period agreed in this Section 7.2, without prejudice to the formalities that may be required by the competent authorities or registries for purposes of registration or public notice of the equity transfer.

The elevation to a public deed means that the Private SPA shall be transformed into a public instrument executed before a notary, with all the solemnities and effects of a public instrument, in order to provide greater legal certainty, public faith and enforceability against third parties, as well as the possibility of registering it in the appropriate public registries when necessary under applicable law.

In the event that the formation of the Definitive SPVs has not been completed within the timeframes established in this Addendum, the Parties agree that the execution of the Private SPA before a notary public may be deferred until such time as the Definitive SPVs are duly incorporated and enabled to be transferred, provided that this occurs within a reasonable period and, in no event, later than such additional period as the Parties may agree in writing in light of the circumstances of the SPV formation.

The obligation to elevate the SPA to a public deed shall be subject to the prior valid and registrable incorporation of the corresponding Definitive SPVs. Accordingly, the 30-day period shall begin to run from the date on which each SPV is legally formed and registered.

7.3. Condition for Elevation to Public Deed and Execution of the SPA

The Parties agree that the Private SPA to be executed in accordance with Section 7.1 shall be elevated to a public deed before a notary public within a maximum period of thirty (30) calendar days from the date of execution of the Private SPA.

The elevation to a public deed is carried out for the purpose of providing greater legal certainty, publicity and enforceability against third parties to the Private SPA, as well as to enable the registration acts that may be necessary under applicable law.

The elevation to a public deed shall not be construed as a suspensive requirement, a condition of validity, nor a requirement for the activation of the monthly payments established in ARTICLE 4 of this Addendum, which are activated in accordance with ARTICLE 8 of this Addendum.

In the event that the formation of the Definitive SPVs corresponding to the New Projects has not been completed within the timeframes established in this Addendum, the execution of the Private SPA before a notary public may be reasonably postponed, provided that both Parties agree in writing to an extension of the deadline for elevation to a public deed, without this affecting the payment obligations or the validity of the Private SPA executed in private form.

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ARTICLE 8. ACTIVATION OF PAYMENTS AND TERRITORIES AND SPVs OBLIGATIONS

8.1. Activation of Monthly Payments Three Months from the Execution of this Addendum.

The Parties agree that the monthly payment obligations established in ARTICLE 4 of this Addendum shall become enforceable by BAIF as of April 1, 2026.

8.2. BAIF’s Obligation with Respect to Land and SPVs.

BAIF shall maintain its obligation to provide the New Projects comprising the additional 2 GW (both the agreed projects and, where applicable, substitute projects of equivalent nature and scale) and to complete the necessary actions for the execution of land agreements and the formation of SPVs with due technical and business diligence. These efforts shall continue in parallel and the lack of formalization of the land or SPVs at three months shall not negate the payments already commenced.

8.3. Substitution of Projects Due to Objective Impossibility.

If, despite BAIF’s diligent efforts, any land agreement cannot be formalized due to objective, justified causes beyond BAIF’s control, BAIF may propose an equivalent substitute project. The proposal shall be evaluated in good faith by DC Cayman according to consensual technical and commercial criteria, and, if accepted, shall be integrated into the Original JVA and this Addendum under the same commercial terms applicable to the other projects.

ARTICLE 9. INTEGRATION CLAUSE AND APPLICATION OF THE TERMS OF THE ORIGINAL JVA

9.1. Confirmation of Continuation of All Terms, Conditions and Mechanisms of the Original JVA with Respect to the New Projects and SPVs.

Except as expressly modified by this Addendum, all terms, conditions, obligations, rights, incentives, guarantees, pledge mechanisms, termination conditions, reversion of equity interests, governance mechanisms, profit distributions and other contractual effects established in the Joint Venture Agreement for AI Data Centers Projects dated January 22, 2026 (the “Original JVA”) remain in effect and applicable with respect to the New Projects and SPVs included by this Addendum, in the same manner and to the same extent as applied to the five original projects subject to the Original JVA.

9.2. Exception for Changes Expressly Set Forth in this Addendum.
The only terms that are considered modified or added to the Original JVA are those expressly contained in this Addendum, and such modifications or additions replace or supplement any provision in the Original JVA only to the extent expressly specified in the clauses of this Addendum. In all other respects, what is not modified by this Addendum shall be understood to remain an integral and binding part of the Original JVA for all legal and contractual purposes without the need for further repetition or reproduction.

9.3. Joint Interpretation of the Addendum and the Original JVA.

This Addendum and the Original JVA shall be interpreted together as a single coherent contractual framework. In the event of a reasonable discrepancy of interpretation between the provisions of this Addendum and the provisions of the Original JVA with respect to the New Projects, the Parties agree that the provisions expressly set forth in this Addendum shall prevail as to the aspects modified or added hereby, always with respect for the original negotiating intent reflected in the Original JVA. For all other matters, the rules, definitions, control mechanisms, dispute resolution mechanisms and other procedures established in the Original JVA shall continue to operate with full force and effect with respect to the New Projects and SPVs.

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9.4. Entire Agreement.

This Addendum, together with the Original JVA, constitute the entire and final agreement between the Parties with respect to their subject matter and supersede and extinguish all prior negotiations, communications, commitments, agreements or representations, whether express or implied, relating to the same. No amendment, waiver or addition to these provisions shall be valid unless made in writing and signed by all Parties.

ARTICLE 10. FINAL PROVISIONS

10.1. Effective Date and Term of the Addendum.

a) This Addendum shall enter into force as of the date of its execution by all Parties, and shall remain in effect until all the obligations and effects established in this Addendum and in the Joint Venture Agreement for AI Data Centers Projects dated January 22, 2026 (the “Original JVA”) have been fully performed, unless the Parties agree otherwise in writing.

b) This Addendum is an integral part of the Original JVA and shall be interpreted together with it. The Addendum does not replace the Original JVA, but rather complements and amends it only in the parts expressly indicated in this document. As to matters not modified by this Addendum, the Original JVA remains in full force and effect in accordance with its terms.

c) All references in the Original JVA to “this Agreement,” “the Agreement” or equivalent terms shall be construed — for purposes of this Addendum — as referring to the Original JVA together with the modifications and additions effected by this Addendum.

10.2. Execution and Governing Law.

a) This Addendum shall be executed in at least two (2) originals, one for each Party, and each of them shall be considered an original but all together shall constitute one and the same instrument.

b) Governing Law: This Addendum, as well as any dispute, controversy or claim arising directly or indirectly out of or in connection with it, its execution, validity, interpretation, performance or non-performance, shall be governed by the substantive law of Spain, without regard to its conflict of laws rules, in accordance with the provisions of the Original JVA.

c) Jurisdiction and Dispute Resolution: The Parties expressly reaffirm and acknowledge that the dispute resolution mechanisms, arbitration, jurisdiction, seat and procedures provided in the Original JVA shall also apply to this Addendum and to any dispute arising in connection herewith, without prejudice to the provisions of the Original JVA regarding exclusive arbitration or other alternative dispute resolution mechanisms.

d) Notices: Any notice, communication or request related to this Addendum shall be made in writing and sent to the addresses or communication channels that the Parties have designated in accordance with the Original JVA, or to any other address that a Party may designate by written notice to the other Party in accordance with this procedure.

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SIGNATURES OF THE PARTIES

In witness whereof, the Parties, by their duly authorized representatives, execute this Addendum in two (2) originals of the same tenor and for a single purpose, in the city and on the date indicated at the beginning of this document.

FOR BAIF
By: /s/ Jose Mora
Name: Jose Mora
Title: CEO
Date: 27th January 2026

FOR EDGM
By: /s/ Simon Wajcenberg
Name: Simon Wajcenberg
Title: CEO
Date: 27th January 2026

FOR DC CAYMAN
By: /s/ Simon Wajcenberg
Name: Simon Wajcenberg
Title: Director
Date: 27th January 2026

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